                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                              CMI INDUSTRIES, INC.
                           REPORTS FISCAL 1999 RESULTS

COLUMBIA, SC, February 24, 2000--CMI industries, Inc. ("CMI") today reported a net loss of $14 million for the fiscal year 1999, compared with net earnings of $3 million a year ago. The net loss for 1999 included a $7 million restructuring charge related to various initiatives implemented in the second quarter to consolidate manufacturing capacity and reduce overhead costs.

         Net sales for fiscal 1999 were $374 million, compared with $413 million for 1998. The decline in sales may be primarily attributed to the Company's Greige Fabrics Division. Sales of greige fabrics were down $35 million or 23.9% in 1999 as market conditions for domestically produced greige fabrics were negatively affected by the continued growth of lower priced imports from Asia. Sales in the Company's Chatham Division for 1999 were down $7 million or 4.1% as sales of automotive upholstery were negatively affected by the decline in automotive placements for the 2000 model year. Sales in the Elastics Division for 1999 were up $4 million or 3.8% due to continued strong demand for the Company's elasticized warp knit fabrics.

         Joseph L. Gorga, Chairman and Chief Executive Officer of CMI said, "1999 was a very difficult year both for CMI and the textile industry in general. We have taken a number of steps in 1999 to downsize our productive capacity of commodity greige fabrics and redirect our emphasis to more value-added specialty greige fabrics. Although this transition will take time, we are very encouraged by our customers' response to these new product offerings. We are aggressively moving forward to improve results at each of our businesses and have been extremely pleased with the progress we have made growing our furniture upholstery sales and continuing to improve our overall performance in the Elastics Division. We believe our financial condition continues to be solid and we are optimistic that we will overcome the current challenges facing this business."

         Additionally, CMI announced today that its Board of Directors has approved, and CMI has entered into, a Stock Acquisition Agreement with certain of its stockholders who are affiliated with Merrill Lynch Capital Partners, Inc. In the proposed transaction, CMI will purchase 994,387 shares of CMI common stock held by the affiliates with Merrill Lynch Capital Partners, Inc. for a purchase price of $9.00 per share. As a result of the transaction, affiliates of Merrill Lynch Capital Partners, Inc. which now own more than 62% of the outstanding common stock of CMI will no longer own any stock of CMI. Consummation of the transaction is subject to a number of conditions, including the approval of CMI stockholders and the Amendment to the current CMI Stockholders Agreement.

         CMI Industries, Inc., headquartered in Columbia, South Carolina, is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States, and holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics market.

         This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the company's overall business strategy, the company's relationships with its principal customers and suppliers, the success of the company's expansion in other countries, the demand for textile products, the cost and availability of raw materials and labor, the company's ability to finance its capital expansion and modernization programs, the level of the company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime.

         For further information, contact J. A. Ovenden at 803-771-4434.

                      CMI INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE YEARS ENDED JANUARY 3, 1998, JANUARY 2, 1999 AND JANUARY 1, 2000
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                         1997            1998            1999
                                                        ------------------------------------------
Net sales                                               $ 422,722       $ 412,791       $ 374,304
Cost of sales                                             366,298         362,216         344,693
                                                        ---------       ---------       ---------
Gross profit                                               56,424          50,575          29,611
Selling, general and administrative expenses               32,914          33,586          32,994
Write-off of merger costs                                      --           1,649              --
Provision for restructuring and other nonrecurring
  asset write-offs                                             --              --           7,000
Credits to restructuring and severance charges                 --          (1,345)             --
                                                        ---------       ---------       ---------
         Operating income (loss)                           23,510          16,685         (10,383)
                                                        ---------       ---------       ---------

Other income (expenses):
         Interest expense                                 (14,499)        (12,759)        (12,910)
         Other, net                                         2,975           1,013             835
                                                        ---------       ---------       ---------
                Total other expenses, net                 (11,524)        (11,746)        (12,075)

         Income (loss) before income taxes                 11,986           4,939         (22,458)

Income tax provision (benefit)                              4,800           1,900          (8,500)
                                                        ---------       ---------       ---------

         Net income (loss)                              $   7,186       $   3,039       $ (13,958)
                                                        =========       =========       =========

                      CMI INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       JANUARY 2, 1999 AND JANUARY 1, 2000
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       1998          1999
                                                                     --------      --------
ASSETS
Current Assets:
Cash and cash equivalents                                            $  3,911      $  2,263
Receivables, net                                                       50,884        48,017
Inventories, net                                                       54,198        51,186
Deferred income taxes                                                      --         3,342
Other current assets                                                    7,431         1,750
                                                                     --------      --------
         Total current assets                                         116,424       106,558

Property, plant and equipment, net                                     97,018        85,274
Intangible and other assets, net                                        9,724        10,407
                                                                     --------      --------
                                                                     $223,166      $202,239
                                                                     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Book overdraft                                                       $ 12,247      $  8,200
Accounts payable                                                       13,914        14,302
Accrued expenses, including restructuring charges                      13,633        13,305
                                                                     --------      --------
         Total current liabilities                                     39,794        35,807

Long-term debt                                                        124,536       128,814
Deferred income taxes                                                   4,506            --
Other liabilities                                                      12,247        12,143
                                                                     --------      --------
                                                                      141,289       140,957
Commitments and contingencies

Stockholders' Equity:
     Common stock of $1 par value per share; 2,100,000 shares
         authorized, 1,695,318 shares issued at January 2, 1999
         and 1,589,318 issued at January 1, 2000                        1,695         1,589
     Paid-in capital                                                   11,358         8,814
     Retained earnings                                                 29,030        15,072
                                                                     --------      --------
         Total stockholders' equity                                    42,083        25,475
                                                                     --------      --------
                                                                     $223,166      $202,239
                                                                     ========      ========

                      CMI INDUSTRIES, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JANUARY 3, 1998,
                       JANUARY 2, 1999 AND JANUARY 1, 2000
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                                  1997           1998           1999
                                                                --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                               $  7,186       $  3,039       $(13,958)
Adjustments to reconcile net income (loss) to net cash
provided  by operating activities:
     Depreciation and amortization                                17,868         17,447         17,398
     (Gain) loss on disposal of equipment                           (678)            --             --
     Nonrecurring asset write-offs                                    --             --          6,000
     Changes in assets and liabilities:
         Receivables                                                (253)        (3,122)         2,867
         Inventories                                               4,216           (271)           896
         Other current assets                                        657         (6,500)         5,681
         Intangible and other assets                                (758)        (1,579)        (1,129)
         Book overdraft                                           (5,477)         6,224         (4,047)
         Accounts payable                                            157         (1,771)           388
         Accrued expenses, including restructuring charges         1,399           (855)          (700)
         Income taxes payable                                        141           (141)            --
         Deferred income taxes                                     4,384          3,261         (7,848)
         Other liabilities                                          (641)          (935)          (104)
                                                                --------       --------       --------
               Net cash provided by operating activities          28,201         14,797          5,444
                                                                --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net                   (7,614)       (10,322)        (8,624)
                                                                --------       --------       --------
               Net cash used in investing activities              (7,614)       (10,322)        (8,624)
                                                                --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings on revolving credit facilities       (21,115)        (2,293)         4,182
Purchase of common stock from management                              --             --         (2,650)
Sale of common stock to management                                    13             --             --
                                                                --------       --------       --------
Net cash (used in) provided by financing activities              (21,102)        (2,293)         1,532
                                                                --------       --------       --------

Net increase (decrease) in cash and cash equivalents                (515)         2,182         (1,648)
Cash and cash equivalents, beginning of period                     2,244          1,729          3,911
                                                                --------       --------       --------
Cash and cash equivalents, end of period                        $  1,729       $  3,911       $  2,263
                                                                ========       ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
       Interest                                                 $ 14,035       $ 12,233       $ 12,296
                                                                ========       ========       ========
       Income taxes                                             $     --       $  2,068       $     --
                                                                ========       ========       ========